UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2014

Date of report (Date of earliest event reported)

STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana		70508
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously disclosed, on May 21, 2014, Mr. J. Kent Pierret notified Stone Energy Corporation (“Stone” or the “Company”) of his intention to resign from his position as Stone’s Senior Vice President, Chief Accounting Officer and Treasurer, effective May 22, 2014, and Mr. Pierret’s responsibilities were assumed by Mr. Kenneth H. Beer, Executive Vice President and Chief Financial Officer of Stone, effective May 22, 2014. On December 11, 2014, the Board of Directors of Stone approved the designation of Karl D. Meche, Director of Accounting and Treasurer, as the Company’s principal accounting officer, effective December 11, 2014. Mr. Meche, 42, has been the Company’s Director of Accounting since September 2013 and Treasurer since September 2014. Mr. Meche joined the Company in January 2003 and previously served as its Controller from June 2005 to August 2013, Assistant Controller from November 2004 to May 2005 and Tax Manager from January 2003 to October 2004. Prior to joining Stone, Mr. Meche held various positions with public accounting firms Deloitte & Touche, LLP, Arthur Andersen, LLP and Ernst & Young, LLP. Mr. Meche is a Certified Public Accountant in the State of Louisiana and holds a Master of Taxation degree from the University of Denver in Denver, Colorado and a Bachelor of Science degree in Accounting from the University of Southwestern Louisiana in Lafayette, Louisiana.

The Company has entered into an indemnification agreement with Mr. Meche on substantially the same terms as for the Company’s directors and executive officers, which would obligate the Company to indemnify him in his capacity as principal accounting officer. The form of indemnification agreement between the Company and its directors and executive officers is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 27, 2009 and is incorporated herein by reference.

There is no understanding or arrangement between Mr. Meche and any other person pursuant to which Mr. Meche was selected as the principal accounting officer of Stone.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: December 12, 2014	By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert
Senior Vice President, General Counsel and Secretary

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